NEWS UPDATE

Contact: Colleen Clements 314-997-0800, ext. 409 colleen.clements@labarge.com

FOR IMMEDIATE RELEASE

LaBARGE, INC. ACHIEVES STRONG RESULTS FOR FISCAL 2008 FIRST QUARTER

Net Sales Grow 19 Percent
Net Earnings Increase 5 Percent
Bookings Set New Quarterly Record
Backlog Up 19 Percent to New High

ST. LOUIS, November 1, 2007 . . . . . LaBarge, Inc. (AMEX: LB) today reported financial results for the fiscal 2008 first quarter ended September 30, 2007.

Fiscal 2008 first-quarter net sales rose 19 percent to $59,190,000 from $49,900,000 in the fiscal 2007 first quarter.  Net earnings in the fiscal 2008 first quarter were $2,520,000, or $0.16 per diluted share, up 5 percent from $2,411,000, or $0.15 per diluted share, in the first quarter of fiscal 2007.

Gross margin in the fiscal 2008 first quarter was 19.2 percent, compared with 18.0 percent in the fiscal 2007 fourth quarter and 21.4 percent in the fiscal 2007 first quarter. Operating income as a percentage of sales in the fiscal 2008 first quarter was 7.5 percent, compared with 7.6 percent in the fiscal 2007 fourth quarter and 9.4 percent in the fiscal 2007 first quarter.

Selling, general and administrative expense (SG&A) as a percentage of sales was 12 percent in both the fiscal 2008 and 2007 first quarters. In actual dollars, fiscal 2008 first-quarter SG&A increased 16 percent from the previous first quarter, in contrast to the 19 percent growth in sales volume. The increase was primarily attributable to higher compensation costs and professional services expenses.

Interest expense in the fiscal 2008 first quarter was $427,000, compared with $651,000 in the fiscal 2007 first quarter, reflecting lower average debt levels during the 2008 period.

Net cash provided by operating activities was $5,086,000 in the fiscal 2008 first quarter, compared with $1,042,000 in the fiscal 2007 fourth quarter and $10,360,000 in the 2007 first quarter. Total debt at September 30, 2007 was $23,457,000, down 11 percent from $26,256,000 at July 1, 2007, and down 31 percent from $33,809,000 at October 1, 2006. Stockholders’ equity at September 30, 2007 was $79,623,000, up 4 percent from $76,410,000 at July 1, 2007, and up 18 percent from $67,635,000 at October 1, 2006.

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LaBarge, Inc.
Financial Results for Fiscal 2008 First Quarter– 2

Bookings of new business were extremely strong during the fiscal 2008 first quarter, exceeding $100 million, a new quarterly booking record for the Company. The largest contributions to first-quarter bookings came from the defense, natural resources and industrial market sectors. Backlog at September 30, 2007 reached a new high of $245,535,000, up 19 percent from $206,209,000 at July 1, 2007, and up 16 percent from $211,770,000 at October 1, 2006.

Shipments on a variety of defense programs comprised the largest portion of revenues, accounting for 39 percent of fiscal 2008 first-quarter net sales, compared with 37 percent in the previous first quarter.  Actual sales dollars from the defense market sector increased 24 percent in the fiscal 2008 first quarter, compared with the same period a year earlier.

Shipments to natural resources customers represented 26 percent of fiscal 2008 first-quarter net sales versus 22 percent in the previous first quarter.  Actual sales dollars from this market sector were up 38 percent in the fiscal 2008 first quarter versus a year earlier, the result of higher sales to mining customers during the fiscal 2008 first quarter.

Shipments to industrial customers were 19 percent of fiscal 2008 first-quarter revenues, compared with 15 percent in the fiscal 2007 first quarter.  Actual sales dollars from the industrial market sector were up 44 percent in the fiscal 2008 first quarter versus a year earlier, primarily the result of increased shipments of equipment used in glass container fabrication systems.

Shipments to commercial aerospace customers were 7 percent of fiscal 2008 first-quarter revenues, compared with 9 percent in the previous first quarter.  Actual sales dollars from the commercial aerospace market sector declined 6 percent in the fiscal 2008 first quarter versus a year earlier, largely due to decreased shipments on space-related programs in the current-year period.

Shipments to medical customers represented 5 percent of fiscal 2008 first-quarter sales, versus 2 percent in the year-ago first quarter. The growth in the current-year quarter reflects increased sales to a variety of medical customers.

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LaBarge, Inc.
Financial Results for Fiscal 2008 First Quarter – 3

Revenues from the government systems market sector represented 3 percent of fiscal 2008 first-quarter sales, versus 12 percent in the year-ago period.  The year-ago period included shipments related to a postal automation program completed during the 2007 fiscal year.

Outlook and Commentary
Chief Executive Officer and President Craig LaBarge commented, “LaBarge had a very strong first quarter that included solid growth of sales and earnings over the same period a year earlier. First-quarter gross margin improved nicely from the fiscal 2007 fourth-quarter level. Bookings of new business were robust, setting a new quarterly record. Backlog at the end of the quarter also reached a new high.

“LaBarge’s long-term business outlook remains very positive based on the strength of our current backlog and a healthy pipeline of new business opportunities. We expect second-quarter sales and earnings will compare favorably to this year’s first-quarter results. Further, we expect our improving mix of business to drive further gross margin improvement in the second half of the fiscal year.

“We expect fiscal 2008 to be another record year for LaBarge,” said Mr. LaBarge.

Today’s Conference Call Webcast
Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2008 first quarter.  The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00004644 and the investor relations calendar area of http://www.labarge.com.  Following the live discussion, a replay of the webcast will be available at the same locations on the Internet.

About LaBarge, Inc.
LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets.  The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services.  Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas.  The Company’s Web site address is http://www.labarge.com.

(Financial tables follow)

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LaBarge, Inc.
Financial Results for Fiscal 2008 First Quarter – 4

LaBarge, Inc.
Consolidated Statements of Income
(Unaudited)
(amounts in thousands, except per-share amounts)

	Three Months Ended

	September 30, 2007	October 1, 2006

Net sales	$59,190	$49,900

Cost and expenses:

Cost of sales	47,818	39,243
Selling and administrative expense	6,947	5,991
Interest expense	427	651
Other expense, net	10	44
Earnings before income taxes	3,988	3,971
Income tax expense	1,468	1,560

Net earnings	$2,520	$2,411

Basic net earnings per share:
Basic net earnings	$0.17	$0.16

Average common shares outstanding	15,200	15,121

Diluted net earnings per share:
Diluted net earnings	$0.16	$0.15

Average diluted common shares outstanding	16,018	15,984

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LaBarge, Inc.
Financial Results for Fiscal 2008 First Quarter – 5

LaBarge, Inc.
Consolidated Balance Sheets
(amounts in thousands, except share amounts)

	September 30, 2007	July 1, 2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,896	$392
Accounts and other receivables, net	29,480	30,204
Inventories	61,314	59,717
Prepaid expenses	1,472	2,333
Deferred tax assets, net	1,628	1,822
Total current assets	95,790	94,468

Property, plant and equipment, net	16,881	16,269
Intangible assets, net	2,002	2,282
Goodwill, net	24,292	24,292
Deferred tax asset, net	622	499
Other assets, net	4,933	4,772
Total assets	$144,520	$142,582

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$13,600	$14,825
Current maturities of long-term debt	6,305	6,300
Trade accounts payable	20,755	18,643
Accrued employee compensation	9,686	10,837
Other accrued liabilities	2,732	2,321
Cash advances	4,173	3,613
Total current liabilities	57,251	56,539
Long-term advances from customers for purchase of materials	1,285	1,590
Deferred gain on sale of real estate and other liabilities	2,809	2,912
Long-term debt	3,552	5,131

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at September 30, 2007 and July 1, 2007, including shares in treasury	158	158
Additional paid-in capital	16,095	16,174
Retained earnings	66,294	63,774
Less cost of common stock in treasury, shares of 389,298 at
September 30, 2007 and 506,704 at July 1, 2007	(2,924)	(3,696)
Total stockholders' equity	79,623	76,410

Total liabilities and stockholders' equity	$144,520	$142,582

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LaBarge, Inc.
Financial Results for Fiscal 2008 First Quarter – 6

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time.

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